EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD:
Ted Dosch	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-4281	(312) 553-6716
ANIXTER INTERNATIONAL INC. REPORTS SECOND QUARTER NET INCOME OF
$1.43 PER DILUTED SHARE ON SALES OF $1.61 BILLION
GLENVIEW, IL, July 26, 2011 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended July 1, 2011.
•	Sales increased 18 percent from the prior year period to $1.61 billion

•	Operating income increased 40 percent year-on-year

•	Net income increased 51 percent year-on-year
Financial Results
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	July 1,	July 2,	Percent	July 1,	July 2,	Percent
	2011	2010	Change	2011	2010	Change
Net Sales	$1,612.8	$1,367.2	18%	$3,130.3	$2,639.8	19%
Operating Income	$97.8	$70.1	40%	$180.9	$127.1	42%
Net Income	$52.1	$34.6	51%	$96.4	$40.5	138%
Diluted Earnings Per Share	$1.43	$0.98	46%	$2.66	$1.14	133%
Diluted Weighted Shares	36.3	35.4	3%	36.2	35.6	2%
Second Quarter Highlights
•	Sales of $1.61 billion increased 18 percent compared to sales of $1.37 billion in the year ago quarter. Major items affecting current quarter sales comparisons versus the prior year include:
•	$29.8 million of sales from the fourth quarter 2010 acquisition of Clark Security Products equating to 2 percent revenue growth

•	$30.4 million of estimated favorable copper price effects equating to 2 percent revenue growth

•	$47.2 million of favorable foreign exchange effects equating to 4 percent revenue growth
Exclusive of the effects of the above items, sales increased by 10 percent organically.

•	Second quarter operating income of $97.8 million improved by 40 percent compared to $70.1 million in the year ago quarter.

•	Operating margin in the current quarter was 6.1 percent compared to 5.1 percent in the year ago quarter. The strong operating margin improvement was driven by higher gross margin due primarily to the favorable sales mix and better operating leverage on higher sales.

•	The current quarter also included a loss of $0.1 million associated with the early retirement of debt compared to a gain of $0.8 million in the prior year quarter.

•	Other, net expense in the current quarter of $1.6 million increased by $1.6 million compared to the year ago quarter, which included a foreign exchange gain of $2.1 million due to the remeasurement of Venezuela’s bolivar-denonimated balance sheet at the new government rate.

•	The tax rate in the current quarter was 37.5 percent versus 40.0 percent in the year ago quarter. This lower rate was primarily due to higher earnings from international operations.

•	Net income of $52.1 million, or $1.43 per diluted share, improved by 51 percent compared to $34.6 million, or $0.98 per share, reported in the year ago quarter. Excluding the net income impact of the Venezuela foreign exchange gain of $0.8 million and the net gain of $0.5 million for the early retirement of debt in the prior year quarter, net income increased 56 percent and earnings per share increased 52 percent.

•	Cash flow generated from operations was $18.3 million as compared to $36.6 million in the year ago quarter. The lower cash flow was due to an increase in working capital requirements in the current quarter to support the 18 percent increase in sales.
Second Quarter Sales Trends
Commenting on second quarter sales trends, Robert Eck, President and CEO, stated, “We were pleased that all of our business segments and end markets delivered strong year-on-year growth for the fifth consecutive quarter. In addition to the 18 percent year-on-year sales increase, we also achieved a 6 percent sequential increase in sales compared to the first quarter.”
“Our strategic initiatives are clearly helping to fuel our sales growth in each of our end markets around the world. These efforts have once again delivered well-balanced sales performance across our geographic reporting segments with North America, Europe and Emerging Markets all delivering excellent year-on-year sales increases ranging between 16 and 33 percent,” continued Eck. “Sales growth by end market was also robust, with both our Electrical Wire & Cable and OEM Supply end markets delivering a 25 percent improvement year-on-year. In addition, the Enterprise Cabling and Security end market grew by 12 percent, with approximately one-third of that growth coming from the Clark acquisition.”
Second Quarter Operating Results
“The sales momentum that has been building throughout this recovery is reflected in our strong operating profit performance, which was driven by top-line growth coupled with excellent gross margin management,” commented Eck. “Specifically, second quarter operating margin of 6.1 percent reached its highest level in three years, due to a favorable end market sales mix driving a 30 basis point improvement in gross margin combined with operating expense leverage delivering a 70 basis point improvement in operating expense as a percentage of sales. This performance resulted in an incremental operating profit leverage of 11 percent on the increased year-on-year sales.”

“Second quarter operating expenses of $275.5 million were 17.1 percent of sales compared to 17.8 percent in the prior year quarter,” continued Eck. “Excluding the impact of the Clark acquisition of $8.5 million and exchange rates of $9.0 million, year-on-year operating expenses increased by only $15.1 million or 6 percent, on a 10 percent organic increase in sales, demonstrating the leverage in our operating structure. Expense increases were primarily volume related.”
Company-wide operating margin improved to 6.1 percent from 5.1 percent in the year ago quarter. Sequentially, operating margin improved by 60 basis points. Both year-on-year and sequential improvements benefited from a higher-margin sales mix coupled with continued strong operating leverage from the company’s cost structure.
North America operating margin improved from 6.4 percent in the year ago quarter to 7.4 percent in the current quarter. This 100 basis point improvement was driven by a higher gross margin sales mix and operating expense leverage on higher sales volumes. This resulted in a 14 percent incremental operating profit on the increased year-on-year sales. Sequentially, operating margin improved by 30 basis points driven by operating expense leverage on the higher sales.
Europe operating margin of 1.6 percent in the current quarter was a 190 basis point improvement over the prior year quarter. The strong year-on-year improvement was driven by a 100 basis point improvement in gross margin combined with a 90 basis point improvement in operating expense as a percent of sales. This resulted in a 13 percent incremental operating profit on the increased year-on-year sales. Excluding the restructuring charge of $5.3 million from the first quarter results, the operating profit margin declined by 20 basis points on a sequential basis.
Emerging Markets operating margin of 4.6 percent in the current quarter declined by 110 basis points from the prior year quarter primarily driven by lower gross margin due to product and customer mix. In addition, operating expenses were impacted by investments made to pursue organic growth initiatives. Sequentially, operating margin was flat compared to the first quarter.
Cash Flow and Leverage
“Due to the incremental working capital requirements to support 18 percent sales growth in the current quarter, net cash generated from operations was $18.3 million,” commented Ted Dosch, Executive Vice President-Finance. “In the prior year quarter, cash flow generated from operations was $36.6 million, but that was in the context of a slower revenue growth period with lower working capital requirements. Going forward, we expect to continue generating positive cash flow but at a rate lower than last year as we continue to fund the working capital requirements of a growing business.”
“During the most recent quarter we retired $16.3 million in accreted value of our 3.25% zero coupon convertible notes,” said Dosch. “In addition, we refinanced our revolving credit agreement and renewed our accounts receivable securitization facility, both resulting in increased liquidity to support our continued strong growth. Our financial leverage of 46.1 percent at the end of the current quarter is comfortably in our longstanding target range of 45 to 50 percent. With the prior quarter repurchases of 3.25% convertible notes and the subsequent call of the remaining notes in early July, we have fully eliminated these notes from our debt structure. Our strong balance sheet along with expected positive cash flows allows us the flexibility to support continued strong growth in the business while enabling us to pursue strategic acquisition opportunities when they arise.”
Key capital structure and credit-related statistics for the second quarter include:
•	Quarter-end debt-to-total capital ratio of 46.1 percent compared to 47.4 percent at the end of the first quarter and 46.9 percent at the end of 2010

•	Invested cash of $57.1 million at the end of the current quarter, up from $46.0 million at the end of 2010

•	Second quarter weighted average cost of borrowed capital of 5.0 percent compared to 6.3 percent in the year ago quarter

•	60 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$259.8 million of availability under bank revolving lines of credit at the end of the second quarter

•	$245.0 million of outstanding borrowings under the $275.0 million account receivable securitization facility at quarter end
Business Outlook
Eck commented, “Strong first half sales results position us very well to continue leveraging our global supply chain platform through the balance of the year. While growing markets will positively impact our business, volatile sovereign debt markets and unclear U.S. tax policies create uncertainty for future levels of corporate spending. Nevertheless, we believe that our strategic growth initiatives position us well to achieve strong year-on-year sales growth and operating leverage in the second half of the year.”
“Overall, these strategic growth initiatives have driven improved market share while maintaining or improving gross margin. We expect our future growth to be fueled by adding new products to our portfolio where appropriate; developing an end market presence in either Electrical Wire & Cable or OEM Supply in countries where our current presence is large but limited primarily to the Enterprise Cabling and Security Solutions end market; and selectively expanding our geographic presence. We also remain optimistic about the broad growth opportunities in our security business especially as we continue the integration of the Clark Security Products acquisition into our growing Enterprise Cabling and Security Solutions business,” Eck concluded.
Second Quarter Earnings Call
Anixter will broadcast a conference call discussing these results at 9:30 am central time on Tuesday, July 26, 2011. The call will be Webcast by CCBN and can be accessed at the investor relations portion of Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter
Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1 billion in inventory, 3) 231 warehouses with approximately 7 million square feet of space, and 4) locations in 269 cities in 51 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, potential impairment of goodwill and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
(In millions, except per share amounts)	2011	2010	2011	2010
Net sales	$1,612.8	$1,367.2	$3,130.3	$2,639.8
Cost of goods sold	1,239.5	1,054.2	2,404.3	2,037.1

Gross profit	373.3	313.0	726.0	602.7
Operating expenses	275.5	242.9	545.1	475.6

Operating income	97.8	70.1	180.9	127.1
Interest expense	(12.8)	(13.2)	(25.6)	(28.8)
Net (loss) gain on retirement of debt	(0.1)	0.8	—	(29.7)
Other, net	(1.6)	—	(1.1)	(1.1)

Income before income taxes	83.3	57.7	154.2	67.5
Income tax expense	31.2	23.1	57.8	27.0

Net income	$52.1	$34.6	$96.4	$40.5

Net income per share:
Basic	$1.50	$1.02	$2.78	$1.19
Diluted	$1.43	$0.98	$2.66	$1.14

Average shares outstanding:
Basic	34.8	33.9	34.7	34.1
Diluted	36.3	35.4	36.2	35.6
Geographic Segments
Net sales:
North America	$1,141.3	$983.4	$2,211.0	$1,879.5
Europe	296.0	251.9	587.3	505.1
Asia Pacific and Latin America	175.5	131.9	332.0	255.2

	$1,612.8	$1,367.2	$3,130.3	$2,639.8

Operating income (loss):
North America	$84.8	$63.3	$160.7	$114.2
Europe	4.8	(0.7)	4.8	(0.2)
Asia Pacific and Latin America	8.2	7.5	15.4	13.1

	$97.8	$70.1	$180.9	$127.1

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	July 1,	December 31,
(In millions)	2011	2010
Assets

Cash and cash equivalents	$98.7	$78.4
Accounts receivable, net	1,220.3	1,099.3
Inventories	1,143.7	1,002.7
Deferred income taxes	58.3	50.3
Other current assets	38.0	50.5

Total current assets	2,559.0	2,281.2

Property and equipment, net	89.4	84.6
Goodwill	375.9	374.3
Other assets	182.1	193.2

	$3,206.4	$2,933.3

Liabilities and Stockholders’ Equity

Accounts payable	$742.2	$648.7
Accrued expenses	235.9	218.9
Short-term debt	7.1	203.6

Total current liabilities	985.2	1,071.2

1.0% convertible senior notes	272.1	264.2
Accounts receivable securitization facility	245.0	—
5.95% senior notes	200.0	200.0
Revolving lines of credit and other	197.6	145.5
10.0% senior notes	30.8	30.6
3.25% zero coupon convertible notes	11.6	48.5
Other liabilities	135.7	162.5

Total liabilities	2,078.0	1,922.5

Stockholders’ equity	1,128.4	1,010.8

	$3,206.4	$2,933.3

Financial Measures That Supplement GAAP
This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.
Organic revenue growth measures revenue excluding the effects of foreign exchange, copper pricing and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange, copper pricing and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.

		Three Months Sales Growth Trends
	Three Months	Adjustments for:			Three Months	Three Months
	Ended 2011	Acquisition	Foreign Exchange	Copper	Ended 2011	Ended 2010	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	(as reported)	Growth
	(in millions)
North America
Enterprise Cabling and Security	$580.6	$(29.8)	$(4.0)	$—	$546.8	$527.5	3.6%
Wire & Cable	408.3	—	(7.6)	(27.3)	373.4	323.8	15.3%
OEM Supply	152.9	—	(0.3)	—	152.6	131.9	15.7%
Eliminations / Other	(0.5)	—	0.1	—	(0.4)	0.2	n/a

Total North America	$1,141.3	$(29.8)	$(11.8)	$(27.3)	$1,072.4	$983.4	9.0%

Europe
Enterprise Cabling and Security	$99.6	—	$(9.2)	$—	$90.4	$90.9	-0.6%
Wire & Cable	70.9	—	(5.8)	(3.1)	62.0	67.7	-8.3%
OEM Supply	125.5	—	(11.9)	—	113.6	93.3	21.7%

Total Europe	$296.0	$—	$(26.9)	$(3.1)	$266.0	$251.9	5.6%

Emerging Markets	$175.5	$—	$(8.5)	$—	$167.0	$131.9	26.7%

Anixter International	$1,612.8	$(29.8)	$(47.2)	$(30.4)	$1,505.4	$1,367.2	10.1%

		Six Months Sales Growth Trends
	Six Months	Adjustments for:			Six Months	Six Months
	Ended 2011	Acquisition	Foreign Exchange	Copper	Ended 2011	Ended 2010	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	(as reported)	Growth
	(in millions)
North America
Enterprise Cabling and Security	$1,118.6	$(59.3)	$(7.7)	$—	$1,051.6	$1,009.1	4.2%
Wire & Cable	796.1	—	(14.8)	(48.6)	732.7	607.0	20.7%
OEM Supply	297.5	—	(0.5)	—	297.0	263.1	12.9%
Eliminations / Other	(1.2)	—	—	—	(1.2)	0.3	n/a

Total North America	$2,211.0	$(59.3)	$(23.0)	$(48.6)	$2,080.1	$1,879.5	10.7%

Europe
Enterprise Cabling and Security	$191.6	—	$(10.9)	$—	$180.7	$180.5	0.1%
Wire & Cable	145.2	—	(6.9)	(7.0)	131.3	138.7	-5.3%
OEM Supply	250.5	—	(13.0)	—	237.5	185.9	27.7%

Total Europe	$587.3	$—	$(30.8)	$(7.0)	$549.5	$505.1	8.8%

Emerging Markets	$332.0	$—	$(13.4)	$—	$318.6	$255.2	24.9%

Anixter International	$3,130.3	$(59.3)	$(67.2)	$(55.6)	$2,948.2	$2,639.8	11.7%